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                  [Integrated Information Systems Letterhead]

                                                                    Exhibit 99.3

                               February 14, 2000


Dear Greg:

     As we have discussed, the Company is in the process of preparing for its initial public offering. (Please note that this is a highly confidential matter and, until our filing is made, cannot be disclosed to anyone). In any event, we would like to include the enclosed case study summary regarding our relationship with your company in our public filing. We are in final draft stages so the wording will not change substantially from the enclosed materials. Would you please review the enclosure, provide us with any comments on it, and consent to our inclusion of this information by signing below.

     We have very much enjoyed our relationship with you, and appreciate your prompt response to this matter.

                               Very truly yours,



                               /s/ Andrew Johnson
                               ---------------------
                               Andrew Johnson
                               V.P., Communications



Consented to this 14th day of February 2000 (with the changes noted on the attachment, if applicable).

Company: Alloutdoors, Inc.

By: [ILLEGIBLE]
   -----------------------------
Its: Chief Operating Officer